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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


       Date of Report (date of earliest event reported): December 1, 1999


                             CARRIZO OIL & GAS, INC.
             (Exact name of registrant as specified in its charter)


         TEXAS                               000-22915           76-0415919
(State or other jurisdiction of            (Commission        (I.R.S. Employer
incorporation)                             File Number)      Identification No.)


                              14811 ST. MARY'S LANE
                                    SUITE 148
                              HOUSTON, TEXAS 77079
              (Address of principal executive offices and zip code)


       Registrant's telephone number, including area code: (281) 496-1352





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ITEM 5.  OTHER EVENTS.

                  On December 1, 1999, Carrizo Oil & Gas, Inc., a Texas corporation (the "Company"), signed a commitment letter (the "Commitment Letter") with an investor group led by Chase Capital Partners (the "Investors") whereby the Investors will purchase $30,000,000 of the Company's securities. Under the terms of the Commitment Letter, the Investors will purchase $22,000,000 aggregate principal amount of Senior Subordinated Notes due 2007, along with warrants to purchase up to 2,760,189 shares of the Company's Common Stock at the exercise price of $2.20 per share, subject to adjustments, and purchase 3,636,364 shares of the Company's Common Stock for $2.20 per share (the "Financing").

                  The Financing contemplates a shareholders' agreement among the Investors and the Company's five current directors that will allow Chase Capital Partners, among other things, to elect up to two directors to the Company's current Board of Directors. As required by Chase Capital Partners under the Commitment Letter, three of the Company's directors, Paul B. Loyd, Jr., Steven
A. Webster, and Douglas A. P. Hamilton, will be included among the Investors and will invest an aggregate of at least $3 million in the Financing.

                  The Company also signed a Stock and Warrant Purchase Agreement (the "Purchase Agreement") among the Company, Enron North America Corp., Sundance Assets, L.P. ("Sundance") and Joint Energy Development Investments II Limited Partnership ("JEDI II") (collectively, the "Enron Parties"), providing for the repurchase of all the outstanding shares of the Company's 9% Series A Preferred Stock, the repurchase of 750,000 currently outstanding warrants to purchase the Company's Common Stock held by the Enron Parties and the amendment of the terms of 250,000 warrants to purchase the Company's Common Stock retained by the Enron Parties, for the total purchase price of $12,000,000 (the "Enron Repurchase"). The exercise price of these retained warrants will be reduced from $11.50 per share to $4 per share.

                  The proceeds of the Financing will be used to fund the Enron Repurchase and repay a total of approximately $5 million of the Company's senior debt, with the remaining proceeds of approximately $12 million being available to fund the Company's exploration and development program, working capital and general corporate purposes.

                  The Company has also reached an agreement with Compass Bank, subject to closing the Financing, whereby the $9 million of maturities due in the year 2000 under the existing Term Loan facility would be extended. The revised maturities under the Term Loan provide for a $2 million principal payment at closing, $1.74 million of principal payments during the second half of the year 2000, $2.64 million of principal payments during the first half of the year 2001 and the remaining balance due in July 2001. In addition, the maturity date for the remaining bank loan borrowing base facility will be extended from June 2000 until January 2002, subject to interim borrowing base reviews.


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                  The funding of the Financing is subject to certain conditions, including the Enron Repurchase, the extension of the bank debt and the execution of definitive agreements. The closing of the Enron Repurchase and debt extension are subject to certain conditions, including the Financing. The closings of the Enron Repurchase, the Financing, and the debt extension are expected to occur simultaneously on or before December 15, 1999.

                  The descriptions of the Purchase Agreement and the Commitment Letter do not purport to be complete and are qualified in their entirety by provisions of each such agreement, copies of which have been filed as Exhibits
99.1 and 99.2, respectively, and which are incorporated by reference herein.

                  Statements in this document, including but not limited to those relating to the effects, results and timing of closing of the Financing, Enron Repurchase and Compass Bank agreement, use and amount of proceeds, and other statements that are not historical facts are forward looking statements that are based on current expectations. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward looking statements include possible failure of the Company to close the Enron Repurchase, or the Financing, and the agreement with Compass Bank and other risks described in the Company's filings with the Securities and Exchange Commission. There can be no assurance as to the completion of any transaction described herein.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

         (c)      Exhibits.

         99.1 Stock and Warrant Purchase Agreement dated December 1, 1999 among the Company, Enron North America Corp., Sundance Assets, L.P. and Joint Energy Development Investments II Limited Partnership.

         99.2 Commitment Letter dated December 1, 1999 between Carrizo Oil & Gas, Inc. and Chase Capital Partners.

         99.3     Press Release of the Company dated December 2, 1999.



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                                   SIGNATURES


                  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        CARRIZO OIL & GAS, INC.



                                        By: /s/ FRANK A. WOJTEK
                                           -------------------------------------
                                           Name: Frank A. Wojtek
                                           Title: Chief Financial Officer,
                                                  Vice President, Secretary
                                                  and Treasurer


Date:  December 3, 1999


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                               INDEX TO EXHIBITS


 EXHIBIT
 NUMBER                               DESCRIPTION
 -------                              -----------
  99.1            Stock and Warrant Purchase Agreement dated December 1, 1999 among the Company, Enron North America Corp., Sundance Assets,
                  L.P. and Joint Energy Development Investments II Limited
                  Partnership.

  99.2            Commitment Letter dated December 1, 1999 between Carrizo Oil &
                  Gas, Inc. and Chase Capital Partners.

  99.3            Press Release of the Company dated December 2, 1999.